EXHIBIT 11.1

                       PACKAGED ICE, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                     THREE MONTHS ENDED JUNE 30,         SIX MONTHS ENDED JUNE
                                                                    ----------------------------      -----------------------------
                                                                       1998             1997(1)          1998(1)          1997(1)
                                                                    -----------      -----------      ------------      -----------
Net income (loss) before extraaordinary item and preferred
  dividends....................................................     $ 3,566,642      $(1,106,029)     $ (3,224,484)     $(1,698,206)
Add:  Interest expense on convertible demand notes ............            --               --                --                505
Less:  Extraordinary item......................................            --               --         (17,386,893)            --
Less:  Dividends on Series C and
          13% Exchangeable Preferred Stock ....................      (1,392,054)            --          (2,008,493)            --
                                                                    -----------      -----------      ------------      -----------
Income (loss) atributable to Common shareholders...............     $ 2,174,588      $(1,106,029)     $(22,619,870)     $(1,697,701)
                                                                    ===========      ===========      ============      ===========
Weighted average common shares outstanding ....................       5,044,310        3,631,009         4,721,536        3,231,509
Incremental shares attributable to outstanding
      Stock options and warrants ..............................       1,951,785          884,153         1,621,995          615,022
                                                                    -----------      -----------      ------------      -----------
As adjusted for diluted earnings per share calculation ........       6,996,095        4,515,162         6,343,531        3,846,531
                                                                    ===========      ===========      ============      ===========
Basic:
  Income (loss) before extraordinary item attributable to
    Common shareholders........................................     $      0.43      $     (0.31)     $      (1.11)     $     (0.53)
      Extraordinary item ......................................            --               --               (3.68)            --
                                                                    -----------      -----------      ------------      -----------
  Income (loss) attributable to Common shareholders............     $      0.43      $     (0.31)     $      (4.79)     $     (0.53)
                                                                    ===========      ===========      ============      ===========
Diluted:
  Income (loss) before extraordinary item attributable to
    Common shareholders .......................................     $      0.31      $     (0.25)     $      (0.83)     $     (0.44)
      Extraordinary item ......................................            --               --               (2.74)            --
                                                                    -----------      -----------      ------------      -----------
  Income (loss) attributable to Common shareholders............     $      0.31      $     (0.25)     $      (3.57)     $     (0.44)
                                                                    ===========      ===========      ============      ===========

(1) This calculation is presented in accordance with Regulation S-K; although it is contrary to paragraphs 13 and 27 of the Statement of Financial Accounting Standards 128 "Earnings Per Share."